Exhibit 10.4
ADMINISTRATIVE RULES WITH RESPECT TO
AT RISK AWARDS UNDER THE 1997 AWARD AND OPTION PLAN
(AMENDED AND RESTATED AS OF DECEMBER 13, 2001 and SEPTEMBER 8, 2005)
1.	DEFINITIONS
     As used with respect to At Risk Awards, the following terms shall have the following meanings:
     (a) “At Risk Award” means an award granted by the Committee to a Participant under the 1997 Plan, and entitling the Participant to a cash payment based upon the extent to which specified Performance Goals are attained for a specified Performance Period, pursuant to such terms and conditions as the Committee may establish in an Award Notice. No Eligible Employee may receive more than one At Risk Award under the 1997 Plan in any fiscal year. In no event will the maximum value of any At Risk Award to any Eligible Employee in any fiscal year exceed the lower of (i) twice that employee’s base salary for that fiscal year, or (ii) two million dollars. An At Risk Award may be granted singly, in combination or in the alternative with other Awards granted under the 1997 Plan or other Company benefit plans.
     (b) “Committee” means the Compensation Committee of the Board, or such other committee designated by the Board as authorized to administer the 1997 Plan with respect to At Risk Awards. The Committee shall consist of not less than two members, each of whom shall be “outside directors” as defined by Section 162(m) of the Code and the rules, regulations and interpretations promulgated thereunder, as amended from time to time.
     (c) “Eligible Employee” means those employees of the Company or its Subsidiaries who are expected to constitute “covered employees” within the meaning of Section 162(m) of the Code for the applicable fiscal year(s), and any other Key Management Employee to whom an At Risk Award has been granted by the Committee.
     (d) “Performance Period” means the period established by the Committee in the Award Notice, for measurement of the extent to which a Performance Goal has been satisfied.
     (e) “Performance Goal” means the performance objectives of earnings per share, Subsidiary net income and customer service/other goals, established by the Committee for each Eligible Employee who receives an At Risk Award.
     (f) “1997 Plan” means the National Fuel Gas Company 1997 Award and Option Plan as approved by the stockholders at the 1997 Annual Meeting of Stockholders, as amended from time to time.

2.	ADMINISTRATION
     Within the limits of the 1997 Plan, with respect to At Risk Awards the Committee is given full authority to (a) make reasonable, good faith interpretations of the Plan and of Section 162(m) of the Code, to the extent not addressed by regulation, proposed regulation or publicly available interpretation of the Internal Revenue Service; (b) determine who shall be Eligible Employees and select Eligible Employees to receive At Risk Awards; (c) determine all the other terms and conditions of an At Risk Award, including the time or times of making At Risk Awards to Eligible Employees, the Performance Period, Performance Goals, and levels of At Risk Awards to be earned in relation to levels of achievement of the Performance Goals, and such other measures as may be necessary or desirable to achieve the purposes of the 1997 Plan; (d) determine whether At Risk Awards are to be granted singly, in combination or in the alternative with other Awards under the 1997 Plan or awards under other Company benefit plans; (e) grant waivers of 1997 Plan terms and conditions, provided that any such waiver shall not be inconsistent with Section 162(m) of the Code and the rules, regulations and interpretations promulgated thereunder, as amended from time to time; and (f) accelerate the vesting, exercise or payment of any At Risk Award or the Performance Period of an At Risk Award as long as (1) any such action would not cause compensation paid or payable under such At Risk Award to cease to be deductible by the Company for federal income tax purposes and (2) any such action would not result in the imposition of an additional tax under Section 409A of the Code on an Eligible Employee holding an At Risk Award. The Committee shall also have the authority to grant At Risk Awards in replacement of Awards previously granted under the 1997 Plan or awards under any other executive compensation or stock option plan of the Company or a Subsidiary.
     All determinations of the Committee shall be made by a majority of its members, and its determinations shall be final, binding and conclusive. The Committee, in its discretion, may delegate its authority and duties under the 1997 Plan with respect to At Risk Awards to the Company’s Chief Executive Officer or to other senior officers of the Company, but only to the extent, if any, permitted by Section 162(m) of the Code and notwithstanding any other provision of the 1997 Plan or an Award Notice, under such conditions as the Committee may establish. For the avoidance of doubt, neither the Committee nor any delegate thereof shall take any action under these Administrative Rules, including, without limitation under Section 2 hereof, with respect to an At Risk Award which would result in the imposition of an additional tax under Section 409A of the Code on any Eligible Employee.
3.	GRANT OF AT RISK AWARDS
     At Risk Awards may be made for each of the fiscal years of the Company commencing with the 2000 fiscal year; provided, however, that At Risk Awards for a fiscal year may only be made within the time allowed under Section 162(m) of the Code and the rules, regulations and interpretations promulgated thereunder, as amended from time to time, applicable to such fiscal year.

4.	PAYMENT OF AT RISK AWARDS
     Each At Risk Award granted to an Eligible Employee shall entitle such Eligible Employee to receive a cash payment based upon the extent to which such Eligible Employee’s Performance Goals for a particular Performance Period are attained, as specified by the Committee in the Award Notice and certified in writing by the Committee that such Eligible Employee’s Performance Goals have been attained. Payment of earned At Risk Awards shall be made in cash promptly after such certification, and in any event no later than the day that is 2 1/2 months following the end of the Eligible Employee’s taxable year in which the applicable Performance Period ends.
5.	TERMINATION OF EMPLOYMENT, RETIREMENT, OR DEATH OF PARTICIPANT
     (a) General Rule. Subject to Section 13 of the 1997 Plan, if an Eligible Employee’s employment with the Company or a Subsidiary terminates for a reason other than death, disability, retirement, or any approved reason, all unearned or unpaid At Risk Awards shall be canceled or forfeited as the case may be, unless otherwise provided in this Section or in the Eligible Employee’s Award
Notice.
     (b) In the event of the disability, retirement or termination for an approved reason of an Eligible Employee during a Performance Period, his participation shall be deemed to continue to the end of the Performance Period, and he shall be paid a percentage of the amount earned, if any, according to the terms of the At Risk Award, proportionate to his period of active service during that Performance Period.
     (c) In the event of the death of an Eligible Employee during a Performance Period, the Eligible Employee’s designated beneficiary (or if none, then the Eligible Employee’s estate) shall be paid an amount proportionate to the period of active service during the Performance Period, based upon the maximum amount which could have been earned under the At Risk Award.
6.	AMENDMENTS TO AT RISK AWARDS
     The Committee may, at any time, unilaterally amend any unearned or unpaid At Risk Award, including At Risk Awards earned but not yet paid, to the extent it deems appropriate; provided, however, that any such amendment which is adverse to the Eligible Employee shall require the Eligible Employee’s consent; and provided further, however, that the Committee shall have no authority to make any amendment which would cause compensation paid or payable under the At Risk Award to cease to be deductible by the Company for federal income tax purposes. Notwithstanding the foregoing, the Committee may not amend an At Risk Award in any manner that would result in the imposition of an additional tax under section 409A of the Code on the Eligible Employee holding such At Risk Award.
7.	AMENDMENT TO RULES

     Subject to the stockholder approval requirements of Section 162(m) of the Code, the Committee may, from time to time, amend these Administrative Rules with respect to At Risk Awards in any manner. Notwithstanding the foregoing, the Board may not amend these Administrative Rules in any manner that would result in the imposition of an additional tax under section 409A of the Code on any Eligible Employee.
8.	CHANGE IN CONTROL AND CHANGE IN OWNERSHIP
     If an Eligible Employee holding an At Risk Award is eligible for treatment under Section 22 of the 1997 Plan, the provisions of this paragraph shall determine the manner in which such At Risk Award shall be paid to him. For purposes of making such payment, each “current performance period” (defined to mean a Performance Period which period has commenced but not yet ended), shall be treated as terminating upon the Acceleration Date, and for each such “current performance period” and each “completed performance period” (defined to mean a Performance Period which has ended but for which the Committee has not, on the Acceleration Date, made a determination as to whether and to what degree the Performance Goals for such period have been attained), it shall be assumed that the Performance Goals have been attained at a level of 100% or the equivalent thereof. If the Eligible Employee is participating in one or more “current performance periods,” he shall be considered to have earned and, therefore, to be entitled to receive, a prorated portion of the At Risk Awards previously granted to him for each such Performance Period. Such prorated portion shall be determined by multiplying 100% of the At Risk Award granted to the Eligible Employee by a fraction, the numerator of which is the total number of whole and partial years (with each partial year being treated as a whole year) that have elapsed since the beginning of the Performance Period, and the denominator of which is the total number of years in such Performance Period. An Eligible Employee in one or more “completed performance periods” shall be considered to have earned and, therefore, be entitled to receive 100% of the At Risk Awards previously granted to him during each Performance Period. Notwithstanding Section 22(e) of the 1997 Plan to the contrary, any payment in respect of an At Risk Award payable to an Eligible Employee as a result of the application of this Section 8 of these Administrative Rules shall be paid as soon as practicable but in no event later than the day that is 2 1/2 months following the end of the Eligible Employee’s taxable year in which the Acceleration Date occurs.
9.	SAVINGS PROVISION
     These Administrative Rules with respect to At Risk Awards are intended to comply with all the applicable conditions of Section 162(m) of the Code, so that compensation paid or payable hereunder shall constitute qualified “performance-based compensation” thereunder. To the extent any provision of these Administrative Rules with respect to At Risk Awards or any action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law.
10.	EFFECTIVE DATE

     Upon approval by the stockholders of the Company as required by Section 162(m) of the Code, these Administrative Rules with respect to At Risk Awards shall become effective as of December 8, 1999.